Exhibit 10.13

Summary of Registrant’s 2005 Incentive Compensation Plan

For Mr. Russel McMeekin, President and Chief Executive Officer, Mr. Michael A. Sicuro, Executive Vice President, Chief Financial Officer, Treasurer and Secretary and Mr. Mike Dreitzer, Executive Vice President and General Counsel, the 2005 Incentive Compensation Plan provides certain target levels for revenue, EBITDA and earnings per share which, if reached, would result in bonus awards, as well as specific stock option grants and restricted stock awards (with the exception that Mr. Dreitzer’s plan did not contemplate a grant of restricted stock). For Mr. McMeekin, the cash bonus award would be either 60% or 125% of his base salary, for Mr. Sicuro 60% or 100% and for Mr. Dreitzer 60% or 80%.

For Robert J. Parente, Executive Vice President, Sales and Neil Crossan, Executive Vice President, International, the 2005 Incentive Compensation Plan contains sales targets which, if reached, would result in cash payment awards.

The 2005 Incentive Compensation Plan also continues in effect the three-year cumulative targets established in 2004 for Mr. McMeekin and Mr. Sicuro for revenue, EBITDA and earnings per share which, if reached would result in one-time bonus awards of 100% or 150% for Mr. McMeekin and 80% or 125% for Mr. Sicuro, of their base salaries, as well as additional grants of stock options and restricted stock.